EXHIBIT 99.2

                  NOTICE OF SPECIAL MEETING OF SHAREHOLDERS OF
                     THE FIDELITY DEPOSIT AND DISCOUNT BANK



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                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON JANUARY ____, 2000

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TO THE SHAREHOLDERS OF THE FIDELITY DEPOSIT AND DISCOUNT BANK:



     The Board of Directors will hold a Special Meeting of Shareholders of The Fidelity Deposit and Discount Bank will be at ______ ___.m., Eastern Standard Time, on __________, January ____, 2000, at the bank's main office at Blakely and Drinker Streets, Dunmore, Pennsylvania 18512, for the following purposes:


          1. To consider and act upon a proposal to approve and adopt the Plan of Reorganization and Plan of Merger, providing for:

          o the reorganization of the bank as the wholly owned subsidiary of Fidelity D & D Bancorp, Inc., a Pennsylvania corporation organized by the bank to become the bank's holding company, through the merger of the bank with The Fidelity Deposit and Discount Interim Bank, a Pennsylvania chartered banking institution and subsidiary of Fidelity D & D Bancorp, Inc.;

          o and the exchange of each share of common stock of the bank for 2 shares of common stock of Fidelity D & D Bancorp, Inc.;

          2. Adjournment of the meeting to a later date, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to constitute a quorum or to approve the Plan of Reorganization and Plan of Merger; and

          3. To transact any other business that lawfully comes before the meeting and any adjournment of the meeting.

     We describe the reorganization to be voted upon at the meeting more fully in the attached proxy statement/prospectus. Annex A is a copy of the Plan of Reorganization and Plan of Merger.


     Approval and adoption of the Plan of Reorganization and Plan of Merger requires an affirmative vote of the holders of at least 2/3 of the bank's outstanding shares. Only those shareholders of record at the close of business on December ___, 1999, will be entitled to vote at the meeting.


     Whether or not you expect to attend the meeting in person, you are urged to sign, date and promptly return the enclosed proxy. We enclose a self-addressed stamped envelope for your convenience. The prompt return of your signed proxy, regardless of the number of shares you hold, will aid the bank in reducing the expense of additional proxy solicitation. Signing and

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returning the proxy does not affect your right to vote in person if you attend the meeting and give notice to the Secretary of the bank.

                                     By Order of the Board of Directors,



                                     Michael F. Marranca, President and
                                     Chief Executive Officer


January ____, 2000



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